UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2025

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Ohio	1-2299	34-0117420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Applied Plaza Cleveland, Ohio		44115
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 426-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	AIT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Senior Unsecured Credit Agreement

On October 24, 2025 (the “Closing Date”), Applied Industrial Technologies, Inc. (the “Registrant”) entered into a Credit Agreement (the “Credit Agreement”) with certain financial institutions party thereto and KeyBank National Association, as Administrative Agent for itself and the other financial institutions, providing for a $900 million senior unsecured revolving credit facility (the “Credit Facility”). The Credit Agreement also permits the Registrant to elect to increase the total commitment amount under the Credit Facility, not to exceed an aggregate of $800 million of additional borrowing, through (a) increases to the revolving borrowing amount or (b) incremental term loans. The Credit Facility also provides for a $25 million sublimit for swing line loans and a $50 million sublimit for letters of credit. The Registrant will use the Credit Facility to (1) refinance the Registrant’s existing credit facility, and (2) provide funds for ongoing working capital and other general corporate purposes of the Registrant, which may include acquisitions

The Credit Facility will mature on October 24, 2030. The obligations of the Registrant under the Credit Agreement have been guaranteed by certain of the Registrant’s U.S. and foreign subsidiaries.

Loans under the Credit Agreement will bear interest, at the Registrant’s election, at either (a) the base rate plus a margin that ranges from 0 to 35 basis points based on the Registrant’s net leverage ratio, or (b) an adjusted term SOFR rate (based on one, three or six-month interest periods) plus a margin that ranges from 80 to 135 basis points based on the Registrant’s net leverage ratio. The Registrant is also obligated to pay other customary closing fees, arrangement fees, administration fees, facility fees and letter of credit fees for a credit facility of this size and type.

The Credit Agreement contains customary covenants, including but not limited to, limitations on the Registrant’s ability and, in certain instances, the Registrant’s subsidiaries’ ability, to incur indebtedness, incur liens or sell or transfer assets and stock. Additionally, the Registrant may not permit its interest coverage ratio to be less than 2.75 to 1.0 or its net leverage ratio to exceed 3.75 to 1.0 on the Closing Date and thereafter. However, upon notification to the Administrative Agent, the applicable maximum permissible net leverage ratio level can be increased to 4.25 to 1.0 in connection with certain material acquisitions.

Upon the occurrence of an event of default, the Registrant’s obligations under the Credit Agreement may be accelerated. Such events of default include payment defaults to lenders under the Credit Agreement, covenant defaults, certain ERISA defaults, change of control and other customary defaults.

The lenders under the Credit Agreement and their affiliates have engaged and may engage in commercial and investment banking transactions with the Registrant in the ordinary course of business and also provide or have provided advisory and financial services to the Registrant.

The above description of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The Credit Agreement replaces Registrant’s prior $900 million credit agreement dated as of December 9, 2021, among the Registrant, KeyBank National Association as Administrative Agent, and various financial institutions. The 2021 credit agreement was filed as Exhibit 10.1 to the Registrant’s Form 8-K dated December 9, 2021.

Item 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.

10.1	$900 million Credit Agreement dated as of October 24, 2025, among Applied Industrial Technologies, Inc., KeyBank National Association as Agent, and various financial institutions.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain portions of the schedules to the Credit Agreement have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish an unredacted copy of these schedules to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:	/s/ Jon S. Ploetz
Jon S. Ploetz, Vice President – General Counsel & Secretary

Date: October 24, 2025